                                                                      Exhibit 12

                        KANSAS GAS AND ELECTRIC COMPANY
              Computations of Ratio of Earnings to Fixed Charges
                            (Dollars in Thousnads)

                                Unaudited
                                  Nine
                                 Months
                                 Ended
                                September 30,           Year Ended December 31,
                                ----------  -----------------------------------------------
                                   2000       1999      1998      1997     1996     1995
                                 --------   --------  --------  -------  --------  --------
Earnings from
  continuing operations......... $110,586   $119,248  $148,736  $69,536  $132,532  $162,660
                                 --------   --------  --------  -------  --------  --------
Fixed Charges:
  Interest expense..............   37,150     49,518    49,358   50,450    58,062    52,263
  Interest on Corporate-owned
    Life Insurance Borrowings      28,748     31,450    32,368   31,253    27,636    25,357
  Interest Applicable to
    Rentals.....................   17,055     24,626    25,106   25,143    25,539    25,375
                                 --------   --------  --------  -------  --------  --------
      Total Fixed Charges.......   82,953    105,594   106,832  106,846   111,237   102,995
                                 --------   --------  --------  -------  --------  --------

Earnings (1).................... $193,539   $224,842  $255,568 $176,382  $243,769  $265,655
                                 ========   ========  ========  =======  ========  ========
Ratio of Earnings to Fixed
  Charges.......................     2.33       2.13      2.39     1.65      2.19      2.58

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(1)  Earnings are deemed to consisit of net income to which has been added income taxes (including net deferred investment tax credit) and fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense, and the portion of rental expense which represents an interest factor.